Advance Agreement

Party A : Wei Li

Party B : Kiwa Bio-Tech Products Group Corporation

The Advance Agreement is signed on January 10, 2008 by both parties, to clarify the following advance transactions:

1.
During the fourth quarter of 2007, Party A advanced an aggregate sum of RMB 885,890.31 (i.e. US$121,278.41, based on the exchange rate 7.3046:1 on December 28, 2007) to Party B’s Beijing Representative Office in China.

2.	During October 2007, Party A advanced US$54,019.50 to Party B.

3.
Both parties agreed the abovementioned advances bear interest at 6% per annum starting from the drawing date. Party A agreed that Party B could repay the advances aperiodically when the Company’s cash flow circumstances permit. At the same time Party B agreed to settle the advances within 180 days since December 31, 2007.

4.
Both parties agreed that Party B will issue to Party A warrants that entitle Party A to purchase up to 876,490 shares of common stock based on the exercise price specified in Clause 5. Party A shall have the right to exercise the warrants within next 24 months beginning from December 31, 2007.

5.
Exercise: At the option and instruction of Party A, Party A shall at any time make an application to exercise any warrants for the issuance of shares of Party B. Party A shall have the right to exercise the warrants based on a exercise price equal to the closing quote (US$0.12) of the shares of Party B on December 31, 2007. Party A shall have unlimited piggyback registration right.

Party A: /s/: Wei Li

Name: Wei Li

Party B:  Kiwa Bio-Tech Products Group Corporation

/s/: Lianjun Luo

Name: Lianjun Luo

Title: Director and CFO

Date:  January 10, 2007